Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
WestMountain Index Advisors, Inc.

We consent to the use in this registration statement on Form S-1, of our report dated December 20, 2011 with respect to the financial statements of WestMountain Index Advisors, Inc. for the fiscal year ended October 31, 2011 and the period from March 25, 2010, (“Inception”) through October 31, 2010, and the cumulative period from March 25, 2010 (“Inception) through October 31, 2011, and to the reference to our firm under the caption “Experts” in the Prospectus.

Our report contains an explanatory paragraph that states WestMountain Index Advisors, Inc. has sustained a net loss and has an accumulated deficit during the development stage, which raises substantial doubt about its ability to continue as a going concern.  The financial statements do not contain any adjustments that might result from the outcome of that uncertainty.

/s/ PMB Helin Donovan
Seattle, Washington
February 1, 2012